Exhibit 99.01

Press Release
www.shire.com

Purchase of Shares by Employee Benefit Trust

August 12, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that the Shire Employee Benefit Trust (the "Trust") has been requested to purchase up to a total of US$50 million of Shire plc ordinary shares and American Depositary Shares (ADSs) over the period 12 August 2011 to 11 November  2011.

Any such purchases will be made for the benefit of the Trust, in connection with Shire's management of its various employee share schemes.  Any purchases have been requested to be made on an irrevocable, non-discretionary, rolling basis.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX